EXHIBIT 99.3

BeiGene Announces Preliminary Results from the Phase 1 Clinical Trial of Zanubrutinib in Chinese Patients with B-Cell Lymphoma at Annual Meeting of the Chinese Society of Clinical Oncology

BEIJING, China and CAMBRIDGE, Mass., Sept. 21, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today presented preliminary results from the Phase 1 trial of its investigational BTK inhibitor zanubrutinib in Chinese patients with B-cell lymphoma in an oral presentation at the 21st Annual Meeting of the Chinese Society of Clinical Oncology (CSCO) in Xiamen, China.

“We continue to be encouraged by clinical data on zanubrutinib, including these results, which we believe support its broad global clinical development. Our recent new drug application filing for zanubrutinib in China for patients with relapsed/refractory mantle cell lymphoma (MCL), a type of B-cell lymphoma, is currently under review by the National Medical Products Administration of China, and we are hopeful that it will give patients in China, and across the world, a new treatment option where it is so greatly needed,” said Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene.

Summary of Preliminary Results from the Phase 1 Trial of Zanubrutinib in Chinese Patients with B-Cell Lymphoma

An ongoing Phase 1 trial of zanubrutinib as a monotherapy in patients with different subtypes of B-cell malignancies, including Waldenström macroglobulinemia (WM), chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL) and other non-Hodgkin’s lymphomas (NHL), is being conducted in China. The trial is fully enrolled and comprised of two parts – a dose escalation phase involving 21 patients and a dose-expansion phase of 23 patients treated with zanubrutinib at the recommended Phase 2 dose of 160 mg taken orally twice daily.

Preliminary findings suggested that there was no significant difference in the pharmacokinetic profile of zanubrutinib between Chinese and non-Chinese patients. Preliminary findings also showed complete or greater than 80 percent sustained BTK occupancy was achieved among these patients with both single- and multiple-dose administrations.

As of June 15, 2018, after a median follow-up of 9.5 months (2.3 months--23.4 months), 21 patients (47%) remained on treatment. With 44 patients enrolled in the trial, 34 were evaluable for response. Of the nine patients with CLL/SLL, the overall response rate (ORR) was 100 percent, with two complete responses (CRs), six partial responses (PRs), and a PR with lymphocytosis (PR-L). Of the two patients with mantle cell lymphoma (MCL), there was one CR and one stable disease (SD). Of the two patients with WM, there was one PR and one SD. Of the 26 patients with follicular lymphoma (FL), the ORR was 42 percent with two CRs and nine PRs. There were three patients with FL who were not evaluable at the time of the data cutoff. Of the five patients with marginal zone lymphoma (MZL), there were three SDs and two patients who were not evaluable.

At the time of data cutoff, no dose-limiting toxicities occurred during dose escalation portion of the trial and there were no unexpected safety signals identified in the trial. No deaths related to adverse events were observed in the trial. The most common adverse events (occurring in ≥ 20% of patients) of any attribution among all 44 patients were neutrophil count decreased (50%), anemia (32%), upper respiratory tract infection (25%), white blood cell count decreased (25%), platelet count decreased (23%), rash (23%), hematuria (20%), and hyperuricemia (20%).

“These preliminary safety, tolerability and pharmacokinetics data of zanubrutinib support its ongoing clinical study. In this study, the preliminary results suggest zanubrutinib has a high rate of activity and is generally well-tolerated, which we believe is based on its potency and high-degree of selectivity,” said Jun Zhu, M.D., Medical Department Chief at the Beijing Cancer Hospital and study presenter.

About B-Cell Lymphomas
Lymphoma is a diverse group of malignancies that originates from B, T or NK cells. The most common type of B-cell lymphomas are non-Hodgkin's lymphoma, of which diffuse large B-cell lymphoma (DLBCL) is the most common. Other types of B-cell non-Hodgkin's lymphoma include FL, CLL/SLL, MCL, MZL, and WM.

About Zanubrutinib
Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of Bruton’s tyrosine kinase (BTK) that is currently being evaluated in a broad pivotal clinical program globally and in China as a monotherapy and in combination with other therapies to treat various B-cell malignancies.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,300 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.1

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data for zanubrutinib and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to zanubrutinib.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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1 ABRAXANE®, REVLIMID® and VIDAZA® are registered trademarks of Celgene Corporation.